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                                                                     EXHIBIT 5.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund, Earnings Growth Consistency Portfolio 2000 Series B, Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-45612 of our report dated October 3, 2000, relating to the Statement of Condition of Equity Investor Fund, Earnings Growth Consistency Portfolio 2000 Series B, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
October 3, 2000